Exhibit 23.02

Consent of Independent Registered Public Accounting Firm

The Board of Directors
R.J. O’Brien Fund Management, LLC:

We consent to the references to our firm under the caption “Accountants” and the use of our report dated April 16, 2008, with respect to the statements of financial condition of R.J. O’Brien Fund Management, LLC as of December 31, 2007 and 2006, and the  related statements of operations, changes in stockholder’s equity and cash flows for the year ended December 31, 2007 and from the period October 12, 2006 (inception) to December 31, 2006,  which are incorporated by reference in the attached Post Effective Amendment No. 2 of RJO Global Trust (No. 333-146177).

/s/ KPMG LLP

Chicago, Illinois

October 3, 2008